Exhibit 4.6

CONCENTRA OPERATING CORPORATION

and

THE BANK OF NEW YORK

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 20, 2003

to

Indenture

Dated as of August 13, 2003

9 1/2% Senior Subordinated Notes Due 2010

FIRST SUPPLEMENTAL INDENTURE dated as of November 20, 2003 (this “Supplemental Indenture”), between Concentra Operating Corporation, a Nevada corporation (the “Company”), and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, the Company and certain guarantors named therein have heretofore executed and delivered to the Trustee an indenture dated as of August 13, 2003, as it may be amended or supplemented (the “Company Indenture”), pursuant to which the Company issued $150,000,000 in principal amount of 9 1/2% Senior Subordinated Notes Due 2010 (the “Notes”);

WHEREAS, Section 901 of the Company Indenture authorizes the Company, when authorized by a Board Resolution, and the Trustee at any time and from time to time to enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to provide for, among other things, the issuance of Additional Securities in accordance with Section 301, Section 1008 and other limitations set forth in the Company Indenture;

WHEREAS, the Company desires to issue an additional $30,000,000 in aggregate principal amount of the Company’s 9 1/2% Senior Subordinated Notes due 2010 (the “New Notes”), which will constitute a single series of debt securities with the Initial Securities; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

THE SECURITIES

Section 1.1 Additional Securities.

The Company shall issue under the Company Indenture $30,000,000 in aggregate principal amount of the New Notes. Such New Notes shall have identical terms as the Initial Securities issued on the Issue Date, including with respect to the guarantees in accordance with Article XIV of the Company Indenture, other than with respect to the date of issuance and issue price. The Company is relying on the first paragraph of Section 1008 of the Company Indenture to issue the New Notes. The purchase price to the initial purchasers of the New Notes shall be 103.305% of the principal amount of the New Notes. Such price does not cause the New Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended. The issue date of the New Notes shall be November 20, 2003. The CUSIP numbers of the New Notes are 20589QAG4, U20442AC0 and 20589QAJ8. The New Notes shall be in the form of Initial Securities.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Company Indenture have the meanings specified in the Company Indenture.

Section 2.2 Indenture. Except as amended hereby, the Company Indenture and the Securities are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All covenants and agreements of the Company in this Supplemental Indenture and the Securities shall bind its successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successors whether expressed or not.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same instrument.

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendment of the Company Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Company Indenture as hereby amended, but on the terms and conditions set forth in the Company Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Company Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or any Holder by corporate action or otherwise, (iii) the due execution hereof by the Company or any Holder or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.8 Effectiveness. This Supplemental Indenture shall become effective, once executed by all necessary parties, upon receipt by the Trustee of a certificate of the appropriate officers of the Company and an Opinion of Counsel, each of which shall be dated no earlier than the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

Attest:	CONCENTRA OPERATING CORPORATION
as Obligor

/s/ Richard A. Parr II	By:	/s/ Thomas E. Kiraly
Richard A. Parr II, Secretary		Thomas E. Kiraly Executive Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK,
as Trustee

	By:	/s/ Margaret M. Ciesmelewski
Margaret M. Ciesmelewski Vice President

[Signature Page Supplemental Indenture]